Exhibit 99.1

ReposiTrak, Inc. Declares Quarterly Cash Dividend

SALT LAKE CITY--(BUSINESS WIRE)—December 16, 2024—ReposiTrak, Inc. (NYSE: TRAK), the world's largest food traceability and regulatory compliance network, built upon its proven inventory management and out-of-stock reduction SaaS platform, today declared a quarterly dividend of $0.01815 per quarter ($0.0726 per share annually) to shareholders of record on December 31, 2024. The cash dividends will be paid to shareholders of record on or about February 13, 2025.

As previously announced, on September 30, 2024, ReposiTrak’s Board of Directors approved a 10% increase of ReposiTrak’ s quarterly dividend, to $0.01815 per quarter ($0.0726 per share annually) beginning with the dividend payable to shareholders of record on December 31, 2024. Subsequent dividends will be paid within 45 days of each fiscal quarter end.

About ReposiTrak:

ReposiTrak (NYSE: TRAK) provides retailers, suppliers, food manufacturers and wholesalers with a robust solution suite to help reduce risk and remain in compliance with regulatory requirements, enhance operational controls and increase sales with unrivaled brand protection. Consisting of three product families – food traceability, compliance and risk management and supply chain solutions – ReposiTrak’ s integrated, cloud-based applications are supported by an unparalleled team of experts. For more information, please visit https://repositrak.com

Specific disclosure relating to ReposiTrak, including management's analysis of results from operations and financial condition, are contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2024 and other reports filed with the Securities and Exchange Commission. Investors are encouraged to read and consider such disclosure and analysis contained in the Company's Form 10-K and other reports, including the risk factors contained in the Form 10-K.

Contacts

Investor Relations:

John Merrill, CFO

investor-relations@repositrak.com

or

FNK IR

Rob Fink

646-809-4048

rob@fnkir.com